UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 3, 2014
Post Holdings, Inc.
(Exact name of registrant as specified in its charter)

Missouri	1-35305	45-3355106
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)
2503 S. Hanley Road
St. Louis, Missouri 63144
(Address, including Zip Code, of Principal Executive Offices)
Registrant’s telephone number, including area code: (314) 644-7600
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into Material Definitive Agreement.
On February 3, 2014, Post Acquisition Sub IV, Inc. (“Acquisition Sub”), a wholly-owned subsidiary of Post Holdings, Inc. (“Post” or the “Company”), and Post Australia Pty Ltd, a wholly owned subsidiary of Acquisition Sub (together with Acquisition Sub, “Buyer”), entered into a Stock and Asset Purchase Agreement (the “Purchase Agreement”) with Gerber Products Company, Nestlé Australia Ltd and Nestlé Deutschland AG (the “Sellers”). Also on February 3, 2014, Acquisition Sub entered into an Intellectual Property Purchase Agreement with Societé Des Produits Nestlé, S.A. and Nestec S.A. (the “IP Purchase Agreement”). Under the Purchase Agreement and the IP Purchase Agreement, Buyer has agreed to acquire substantially all the assets that are used by the Sellers in the business of manufacturing, marketing, distributing and selling PowerBar and Musashi branded premium bars, powders and gel products, including the intellectual property and equity of a German entity engaged in the business (the “Acquisition”). The Acquisition includes the assumption of certain operating liabilities related to the business being acquired. Post has unconditionally guaranteed Buyer's obligations under the Purchase Agreement and the IP Purchase Agreement.

At closing, Buyer will pay the purchase price of $150 million, subject to (i) increase or decrease based upon the closing value of the inventory in the United States and Australia as compared to target amounts set forth in the Purchase Agreement, (ii) increase or decrease based upon the amount of closing net working capital in Germany as compared to a target amount set forth in the Purchase Agreement, and (iii) a decrease of $5 million as a credit for the working capital requirements of the business. The Purchase Agreement and IP Purchase Agreement contains representations, warranties and indemnities customary for a transaction of this type, with additional covenants which relate to the period between signing and closing with respect to the operation of the business being acquired.

The obligations of the parties to complete the Acquisition are subject to certain limited conditions, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the receipt of third party consents under material agreements and the parties’ negotiation of a reasonably satisfactory transition services agreement, pursuant to which Sellers would provide certain services to Buyers for a limited period of time after the closing of the Acquisition, and manufacturing agreements, pursuant to which the parties would manufacture certain products for each other after the closing of the Acquisition. The transaction is expected to close in Post’s fiscal third quarter. The Purchase Agreement may be terminated by mutual consent of the parties and under certain other circumstances, including if the closing of the Acquisition has not occurred prior to November 3, 2014, subject to possible extension under certain limited circumstances.

The foregoing description of the Purchase Agreement and IP Agreement is qualified in its entirety by reference to the complete terms and conditions of the Purchase Agreement and IP Agreement, which will be filed with the Company’s Quarterly Report on Form 10-Q for the second fiscal quarter of 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 6, 2014	Post Holdings, Inc.
(Registrant)

	By:	/s/ Robert V. Vitale
Name: Robert V. Vitale
Title: Chief Financial Officer

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